EXHIBIT 99.1
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                         SPIRE CORPORATION NEWS RELEASE


Contact:     Spire Corporation
             James F. Parslow, Chief Financial Officer
             Tel. 781-275-6000

            SPIRE CORPORATION PROVIDES UPDATE ON NASDAQ NOTIFICATION

Bedford, MA -- May 3, 2005 -- On April 6, 2005, Spire Corporation (the "Company") (Nasdaq: SPIR) received a letter from the Nasdaq Listing Qualifications Panel (the "Nasdaq Panel") indicating that the Company is no longer in compliance with the $10,000,000 minimum stockholders' equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(3). The Nasdaq Panel requested that the Company provide, by April 13, 2005, the Company's plan to achieve and sustain compliance with this requirement. On April 13, 2005, the Company presented such plan to the Nasdaq Panel.

On April 25, 2005, the Company received a letter from the Nasdaq Panel informing the Company that the Nasdaq Panel was remanding this case to the Nasdaq Staff. The Nasdaq Panel indicated that it believes that the Nasdaq Staff is the appropriate body to review and evaluate the Company's plan of compliance, following its normal procedures and processes.

On April 27, 2005, the Nasdaq Staff issued a Determination letter reiterating the Nasdaq Panel's April 6th finding that the Company is no longer in compliance with the $10,000,000 minimum stockholders' equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(3), and that the Nasdaq Staff will review the Company's eligibility for continued National Market listing. The Nasdaq Staff has requested that the Company provide, on or before May 12, 2005, a plan to achieve and sustain compliance with Nasdaq listing standards. The Company intends to present such plan to the Nasdaq Staff. If, after conclusion of its review, Nasdaq determines that the Company has not presented a sufficient plan to achieve and sustain compliance, it will provide written notification that the Company's common stock will be delisted. If the Company were to receive such a written notification, it could appeal the decision to a Nasdaq Listing Qualifications Panel. If such an appeal were unsuccessful, the Company could apply to list the Company's common stock on the Nasdaq SmallCap Market. The Company is currently evaluating its options with respect to its response to the notice.

Spire Corporation is a diversified technology company serving the solar energy, biomedical, telecommunications and defense industries worldwide with innovative products and services based upon a common technology platform.

CERTAIN MATTERS DESCRIBED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S ABILITY TO PRESENT A SUFFICIENT PLAN TO ACHIEVE AND SUSTAIN COMPLIANCE BY THE RESPONSE DEADLINE IMPOSED BY NASDAQ, THE COMPANY'S ABILITY TO ACHIEVE ITS PLAN, NASDAQ'S DETERMINATION OF THE SUFFICIENCY AND ACCEPTABILITY OF SUCH A PLAN AND THE RESULTS OF ANY APPEAL PROCESS, IF NECESSARY, AS WELL AS OTHER FACTORS DESCRIBED IN THE COMPANY'S FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.